  Exhibit 99.1

Contacts:

Aehr Test Systems Ken Spink Chief Financial Officer (510) 623-9400 x309	MKR Investor Relations Inc. Todd Kehrli or Jim Byers Analyst/Investor Contact (323) 468-2300 aehr@mkr-group.com

Aehr Test Systems Appoints Technology Industry Veteran
Fariba Danesh to its Board of Directors

Fremont, CA (May 14, 2021) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced it has appointed Fariba Danesh to its board of directors, effective May 10, 2021.

Ms. Danesh is a technology industry veteran, with 30 years of executive-level technology and operating leadership in multiple enterprise and consumer hardware markets, with special emphasis on semiconductor, photonics, telecommunications, and data storage. She is currently COO at PsiQuantum, a quantum computing startup based in Palo Alto, CA that is using silicon photonics to build the world's first useful quantum computer, applying existing semiconductor and photonics manufacturing processes.

Gayn Erickson, President and CEO of Aehr Test Systems, commented, “Fariba brings incredible knowledge, experience, and contacts in the compound semiconductor and optical semiconductor spaces. She is intimately aware of the challenges and critical requirements for stabilization and burn-in of these optical semiconductors and the unique value that Aehr’s wafer level, singulated die and module test solutions bring to reliability testing. We are excited to have her join our Board.”

Ms. Danesh said, “I am very excited to be joining the Aehr Test Systems Board. With the unique capabilities of its test and burn-in solutions, particularly for the silicon carbide and silicon photonic markets, Aehr is well positioned to address the significant market opportunities ahead.”

Prior to joining PsiQuantum in January 2021, Ms. Danesh served for nine years as CEO of Glo AB, a venture-funded photonics/compound semiconductor company that designs and develops semiconductor light-emitting diodes at levels of brightness suitable for general illumination applications. Prior to that, she was SVP, General Manager Fiber Optics Products Division of Avago Technologies (now Broadcom) for three years, where she had complete P&L responsibility for a $400 million annual revenue photonics business. Previous to that she served in senior executive positions at several leading technology companies, including EVP of Global Operations for Maxtor, a $3 billion annual revenue data storage company, COO of Finisar Corporation, one of the top three fiber optic communication product companies in the world, and CEO/COO of Genoa Corporation, a III-V semiconductor optical amplifier company.

With the appointment of Ms. Danesh, Aehr Test now has seven board members.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

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